Exhibit 10.5
June 29, 2023

Mr. Francis Lee

Dear Francis,

On behalf of Sleep Number Corporation, I am excited to extend the offer of employment as the Executive Vice President and Chief Financial Officer reporting to me. Your anticipated start date will be Monday, August 14, 2023.

Your offer is for an exempt position, which includes:

•Base Salary – Starting bi-weekly salary of $24,038.47 ($625,000.00 annualized).

•Annual Incentive Plan (AIP) – You will be eligible to participate in the Sleep Number Annual Incentive Plan (AIP) for 2023 at a target incentive of 70% of eligible earnings, as defined in the plan document. The actual payout will be based on the Company’s achievement of performance goals, with a maximum payout that can be 200% of target. For 2023, your AIP bonus will be prorated based on your actual earnings paid in 2023, beginning with your start date.

•Long-term Incentives –You will be eligible to receive annual Long-term Incentive (LTI) awards which are typically granted on March 15th of each year. Our mix of annual LTI awards for the Executive Vice President level is 75% in Performance Stock Units (PSUs) and 25% in Stock Options. We utilize competitive LTI guidelines to inform the annual award target and consider performance and other factors in recommending annual award amounts. You will be eligible for your annual LTI award on March 15, 2024 subject to board of directors’ approval. It will not be prorated and your LTI award guideline will be $1,200,000.

Your offer includes the following special, one-time compensation with a total upfront value of $3,400,000:

•Stock Option Award – You will receive a Stock Option award with a grant value of $1,400,000. The number of options granted will be determined by dividing the grant value by the Black Scholes estimate for option value (this was most recently estimated to be ~59% of share price) and the average closing share price for the 20 trading days immediately preceding the date of grant. The exercise price for this option award will be the closing share price on the date of grant. Your Option award will vest in three equal annual installments on each anniversary from the date of grant, subject to continued employment and the terms of the award.

•Performance Stock Unit (“PSU”) Award – You will receive a 2023 PSU award with a grant value at target of $900,000. The target number of PSUs awarded will be determined by dividing the grant value by the average closing share price for the 20 trading days immediately preceding the date of grant. The PSUs will vest three years after the date of grant, subject to continued employment and the terms of the award. These stock units are subject to a performance adjustment based on the Company’s performance for the three fiscal years from 2023 to 2025.

•Time-Vested Restricted Stock Unit (“RSU”) Award – You will receive a special RSU award with a grant value of $800,000. The number of RSUs granted will be determined by dividing the grant value by the average closing share price for the 20 trading days immediately preceding the date of grant. Your RSU award will vest in three equal annual installments on each anniversary from the date of grant, subject to continued employment and the terms of the award.

•Sign-on Bonus – You will receive a cash sign-on bonus of $300,000 (less applicable withholdings) within your first 30 days of employment. In the event that you voluntarily leave the Company during the first twelve months of employment, you agree to repay Sleep Number the full amount of the sign-on bonus.

Attached is an overview of the key provisions of these LTI awards. The specific terms and conditions for these LTI awards are defined in applicable award agreements and plan documents. Samples of the three applicable award agreements are attached for your reference. The grant date for your LTI awards will be on the 15th of the month following your start date. With an anticipated start date of August 14, 2023, the grant date would be August 15th, 2023.

The following is a summary of additional items included in this offer:

•You will be eligible to participate in the Sleep Number Executive Deferral Plan. This plan enables you to defer a portion of your salary, AIP payout, or PSU/RSU payouts at vesting. The plan provides flexibility on timing of when and how deferrals are paid out. You can allocate deferrals among a range of investment crediting options. Your first opportunity to participate in the plan will be for 2024 deferral elections (election to be made by 12/31/2023).
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•You will be eligible for the following executive perquisites provided to members of the Executive Team: reimbursement for financial counseling expenses (including tax preparation and estate planning) up to $10,000 annually and an annual executive physical through Mayo Clinic’s Executive Health Program. Both of these perquisites are fully taxable, and you will be responsible for any tax obligations on the imputed income amounts.

•This position qualifies you for participation in the Executive Severance Pay Plan in accordance with its terms which may be modified at the sole discretion of Sleep Number Corporation, with or without notice. For the purpose of the Executive Severance Pay Plan, you will be eligible for benefits at the “Tier II” level, which applies to Executive Vice Presidents. Please see the enclosed Plan document for specifics.

•You are eligible for relocation benefits should you decide to relocate to Minneapolis within the first three years of your employment. These benefits are available under our Relocation Policy Guidelines that apply to individuals on the Executive Team. A copy of the current policy is attached, which is subject to change by the Company at any time without notice.

•We understand that your preference is to maintain your home in Oregon as your principal work location. Your business expenses for travel to and from Sleep Number work locations including our Minneapolis headquarters will be subject to reimbursement under the Travel, Expense Reporting and Corporate Card Policy. Business travel expenses include arranging for an apartment for you in Minneapolis.

•You will be eligible for a comprehensive and competitive benefits package as a team member. The following is a list of our benefit offerings, which are described in the attached new hire benefits guide. More specific information can be found in the plan documents and communications for each of these benefit programs.

–Health, dental, vision, life and disability insurance
–Flexible spending and health savings accounts
–401(k) plan with a matching contribution of 100% of the first 4% of eligible compensation
–Participation in our Flex Time Off (FTO) program
–Participation in our Corporate Holiday program (includes 9 days)
–Significant discount on our products including your gift of quality sleep (a free 360 p5 Smart Bed with the option to upgrade and individualize)

Francis, the entire team is looking forward to building the future with you. We know you will make a significant contribution in achieving our vision to become one of the world’s most beloved brands by delivering unparalleled sleep experiences. We look forward to your formal acceptance of employment.

Sleep well, dream big,

/s/ Shelly Ibach

Shelly Ibach
Chair, President & Chief Executive Officer
My average Sleep IQ score is 82

This offer is subject to full Board approval of your appointment which we will seek following your acceptance.

This offer is contingent on your successful completion of a background investigation and compliance with the Immigration Reform Control Act of 1986 (IRCA). Furthermore, this offer is conditional upon your signing our Employee Inventions, Confidentiality and Non-Compete Agreement and Code of Business Conduct. A copy of each is enclosed.

This offer will remain valid until Monday, July 24, 2023 unless we notify you otherwise. You should understand that this offer of employment does not constitute a contract of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Sleep Number is “at will.” We recognize your right to terminate the employment relationship at any time, and for any reason, and similarly, we reserve the right to alter, modify or terminate the relationship at any time and for any reason.

The purpose of this letter is solely to notify you of the proposed salary and grants described above. The definitive terms of the grant will be set forth in definitive agreements that will be provided to you through the Charles Schwab website. The terms set forth in such definitive agreements will supersede the terms set forth in this letter in all respects and such definitive agreements will be the final and conclusive terms of your grant. As with other forms of compensation, individual incentive awards should be kept confidential.